Exhibit 23.01


                          INDEPENDENT AUDITORS' CONSENT



      We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-113749 of SCANA Corporation on Form S-3 of our report dated February 26, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles," effective January 1, 2002) appearing in the Annual Report on Form 10-K of SCANA Corporation for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


s/DELOITTE & TOUCHE LLP
Columbia, South Carolina
March 31, 2004